UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 15, 2012

Southwest Bancorp, Inc.

(Exact name of registrant as specified in its charter)

Oklahoma	001-34110	73-1136584
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

608 South Main Street, Stillwater, Oklahoma		74074
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (405) 372-2230

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

Appointment of Chief Financial Officer

Southwest Bancorp, Inc. (NASDAQ Global Select Market - OKSB, OKSBP), (the “Company”), is pleased to announce that Joe T. Shockley, Jr, age 61, has been named its next Executive Vice President and Chief Financial Officer, effective December 1, 2012. Prior to joining the Company, Mr. Shockley served as the Executive Vice President and Chief Financial Officer of BancFirst Corporation and as Corporate Secretary and a member of the Board of Directors of BancFirst from 1996 until his resignation on November 14, 2012. He also worked at Boatmen’s First National Bank of Oklahoma, where he served as the Tulsa Region President and Chief Financial Officer from 1991 to 1996 and as the Controller, Senior Financial Officer, and Executive Vice President from 1980 to 1991. Mr. Shockley is a Certified Public Accountant. He served as Manager-Banking of Billups, Arnn & Mascho, CPAs from 1976 to 1980 and as Senior Auditor of Arthur Andersen & Co. from 1973 through 1976. Mr. Shockley earned his BBA degree in Accounting from the University of Oklahoma in 1973.

On November 15, 2012, the Company, Stillwater National Bank and Trust Company and Bank of Kansas (each, a “Subsidiary Bank” and collectively, the “Subsidiary Banks”) (the Company and the Subsidiary Banks collectively, the “Employer”), entered into an Employment Agreement (the “Agreement”) with Mr. Shockley. The Agreement is effective December 1, 2012 (the “Effective Date”) and provides for Mr. Shockley to serve as the Executive Vice President and Chief Financial Officer of the Company and each of the Subsidiary Banks. The Agreement contemplates an initial term ending December 31, 2014, with automatic successive one-year terms unless one party gives the other party 90 days prior written notice not to extend the Agreement.

The Agreement provides for an annual base salary of $300,000 per year, a signing bonus of $60,000 payable within 30 days of the Effective Date and a restricted stock award for a number of shares of Company common stock having a value equal to $150,000 (based on the closing price of the Company’s common stock on November 15, 2012). The restricted stock will be granted within 45 days of the Effective Date and will vest 100% three years after the date of issuance.

Mr. Shockley shall be entitled to participate in any executive annual incentive plan established by the Company’s board of directors, upon such terms as established by the board of directors. Mr. Shockley’s minimum annual bonus for the 2013 calendar year is $75,000 payable in stock or cash with at least $50,000 paid in cash.

In the event that (i) the Employer terminates Mr. Shockley without cause (as defined in the Agreement), or (ii) Mr. Shockley resigns for constructive termination (as defined in the Agreement), within 12 months following a change of control (as defined in the Agreement), then upon the termination, Employer will pay Mr. Shockley a severance payment equal to two (2) times Mr. Shockley’s annual base salary in effect as of the date of termination. The severance payment shall be paid in substantially equal installments not less frequently than monthly over a 12-month period.

In addition, the Agreement provides for (i) general restrictions on the disclosure of confidential information, and (ii) an agreement that during his employment and for a period of 12 months thereafter he will not solicit the Employer’s customers or employees.

The foregoing description of the Agreement is a summary and qualified in its entirety by reference to the full text of the Agreement which is filed herewith as Exhibit 10.1 and incorporated by reference herein.

Appointment of Chairman of the Board

On November 15, 2012, the Company’s board of directors and Stillwater National Bank and Trust Company’s board of directors appointed director Russell W. Teubner as the Chairman of the Board of the respective entities effective January 1, 2013. The Company’s current Chairman, Robert B. Rodgers, will continue to serve in that capacity for each entity until December 31, 2012. Mr. Teubner was appointed Chairman-Elect effective immediately until December 31, 2012.

Mr. Teubner, age 56, is founder and CEO of HostBridge Technology, LLC, a computer software company serving various industries, including financial services. Previously, Mr. Teubner was the founder and CEO of Teubner & Associates, Inc., also a software company, which was ultimately acquired by ESKER, SA (ALESK:EN Paris). The Stillwater Chamber of Commerce honored him as Citizen of the Year in 1992, Small Business Person of the Year in 1991-92, and Small Business Exporter of the Year in 1992-93. In 1993, he received the Outstanding Young Oklahoman award given annually by the Oklahoma Jaycees. In 1997, Oklahoma State University named Mr. Teubner as a recipient of their Distinguished Alumni award. During 1996 and 1997 he served on the Citizen’s Commission on the Future of Oklahoma Higher Education. In 1998, he was inducted into the Oklahoma State University College of Business Hall of Fame. Currently, he serves on the board of the OSU Center for Innovation and Economic Development, as well as the Riata Center for Entrepreneurship. Mr. Teubner is a past director of the Oklahoma City branch of the Federal Reserve Bank of Kansas City. During his tenure on the Company’s Board, he has served on audit, compensation, and governance committees. Most recently, Mr. Teubner has been the chairman of the governance committee. Mr. Teubner’s ongoing professional education has focused on entrepreneurship, corporate governance, compensation and audit committee matters through MIT, Stanford, Harvard Business School, and Wharton.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits:

Exhibit 10.1: Employment Agreement dated November 15, 2012 by and among Southwest Bancorp, Inc., Stillwater National Bank and Trust Company, Bank of Kansas, and Joe T. Shockley, Jr.

Exhibit 99.1 News Release dated November 16, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

November 15, 2012

Southwest Bancorp, Inc.

By:	/s/ Priscilla Barnes
Name:	Priscilla Barnes

Title:	Senior Executive Vice President and COO

Exhibit Index

Exhibit No.	Description

10.1	Employment Agreement dated November 15, 2012 by and among Southwest Bancorp, Inc., Stillwater National Bank and Trust Company, Bank of Kansas, and Joe T. Shockley, Jr.

99.1	News Release dated November 16, 2012